Consent of Independent Registered Public Accounting Firm

Board of Trustees
Ranger Funds Investment Trust:

We consent to the use of our report dated September 24, 2018, with respect to the financial statements and financial highlights of Ranger Small Cap Fund, Ranger Quest for Income and Growth Fund, and Ranger Micro Cap Fund, formerly Ranger Mid Cap Fund, (collectively, the Funds), each a series of Ranger Funds Investment Trust (the Trust) as of July 31, 2018, incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm”, “Disclosure of Portfolio Holdings”, and “Financial Statements” in the Statement of Additional Information.

/s/KPMG LLP

Denver, Colorado
November 20, 2018